Exhibit 99.1

News
Release

Vectren Corporation
P.O. Box 209
Evansville, IN 47702-0209

Investor Contact                            Robert L. Goocher, (812) 491-4080, rgoocher@vectren.com
Media Contact                                Mike Roeder, (812) 491-5255, mroeder@vectren.com

FOR IMMEDIATE RELEASE

November 9, 2010

Vectren Corporation Reports Third Quarter 2010 Results
Guidance Affirmed

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported third quarter 2010 net income of $16.4 million, or $0.20 per share.  This compares to net income of $12.4 million, or $0.15 per share, for the same quarter last year.  Net income for the nine months ended September 30, 2010, was $88.3 million, or $1.09 per share, compared to $78.5 million, or $0.97 per share, in 2009.

Summary Results

•
Utility Group third quarter earnings were $18.7 million, or $0.22 per share, in 2010 compared to $8.7 million, or $0.11 per share, in 2009.  Year to date, Utility Group earnings were $90.3 million, or $1.11 per share, compared to $71.5 million, or $0.89 per share, in 2009.

•
Nonutility Group losses were ($2.2) million, or ($0.02) per share in the third quarter of 2010, compared to net income of $3.3 million, or $0.04 per share, in 2009.  The decrease is attributable to results from ProLiance Energy, LLC.  Results for the third quarter of 2010 from all other Nonutility Group businesses were nearly equal to the prior year quarter.

“We are pleased with third quarter and year to date Utility Group results reflecting higher margins due in part to the extremely warm weather and increased demand from our large customers,” said Carl L. Chapman, Vectren’s president and CEO.  “With the exception of ProLiance, which continues to be impacted by diminished natural gas asset optimization opportunities, total results from our nonutility businesses met our expectations for the quarter.”

2010 Earnings Guidance Affirmed

The 2010 consolidated earnings expectations remain within a range of $1.60 to $1.80 per share.  Within this overall range, the Utility Group range is $1.43 to $1.53 per share and the Nonutility Group range is $0.17 to $0.27 per share.  Given the third quarter results, Utility Group results are expected to be at the high end of the range, while Nonutility Group results are expected at the low end of the range because of results from ProLiance.

These expectations contemplate the continued ramp up of production from the Oaktown mine and continued lower optimization opportunities for ProLiance in the natural gas market.  Furthermore, these earnings expectations are based on normal weather for the remainder of the year in the company’s electric service territory and reflect that weather impacts in the gas territories are largely mitigated as a result of rate design and/or weather mechanisms in place in Indiana and Ohio.  Finally, these earnings expectations include the $0.08 per share impact of the 2010 Nonutility Group charges discussed below.  Changes in these events or other circumstances could materially impact earnings and result in earnings for 2010 significantly above or below this guidance.  These targeted ranges are subject to such factors discussed below under “Forward-Looking Statements.”

“We are pleased that overall results are expected to be in the range that we announced in February 2010.  The utility results are very strong and results for the nonutility businesses, except for ProLiance, are generally as expected for the year,” said Chapman.

Recent Financing Transactions and Moody’s Credit Rating Upgrade

On September 9, 2010, the company and Vectren Capital Corp. (Vectren Capital), its wholly-owned subsidiary, entered into a private placement Note Purchase Agreement (2010 Note Purchase Agreement) pursuant to which various institutional investors have agreed to purchase the following tranches of notes from Vectren Capital:  (i) $75 million 3.48% Senior Notes, Series A due 2017, and (ii) $50 million 4.53% Senior Notes, Series B due 2025.  This financing is scheduled to close on or about December 15, 2010.  The proceeds from the issuance will replace a $48 million debt maturity due in December 2010 and will permanently finance some nonutility investments currently financed with short-term borrowings.

The company’s two primary short-term credit facilities were renewed and extended through September 30, 2013.  At September 30, 2010, the company had $600 million of short-term borrowing capacity, including $350 million for the Utility Group and $250 million for the wholly owned Nonutility Group and corporate operations, of which approximately $324 million of Utility Group capacity was available and $119 million of Nonutility Group capacity was available.

In September of 2010, Moody’s Investors Service (Moody’s) increased its rating on Utility Holdings’ and Indiana Gas’ senior unsecured debt from Baa1 to A3 and on SIGECO’s secured debt from A2 to A1.  The current outlook of both Standard and Poor's Ratings Services (Standard and Poor’s) and Moody’s is stable.  The credit ratings of the senior unsecured debt of Utility Holdings and Indiana Gas, at September 30, 2010, are A-/A3 as rated by Standard and Poor’s and Moody’s, respectively.  The credit ratings of SIGECO’s secured debt, at September 30, 2010, are A/A1 as rated by Standard and Poor’s and Moody’s, respectively.  Utility Holdings’ commercial paper has a credit rating of A-2/P-2.

Vectren South Rate Case Pending

On December 11, 2009, Vectren South filed a request with the Indiana Utility Regulatory Commission (IURC) to adjust its electric base rates.  The requested increase in base rates addresses capital investments, a modified electric rate design that facilitates a partnership between Vectren South and customers to pursue energy efficiency and conservation, and new energy efficiency programs to complement those currently offered for natural gas customers.  On July 30, 2010, Vectren South revised its increase requested through the filing of its rebuttal position to approximately $34 million. The request addresses the roughly $325 million spent in infrastructure construction since its last base rate increase in August 2007 that was needed to continue to provide reliable service and updates to operating costs and revenues.  The rate design proposed in the filing would break the link between residential and small commercial customers’ consumption and the utility’s margin, thereby aligning the utility’s and customers’ interests in using less energy.  The revised request assumes an overall rate of return of 7.42 percent on rate base of approximately $1.3 billion and an allowed return on equity (ROE) of 10.7 percent.  The Indiana Office of Utility Consumer Counselor (OUCC) and SIGECO Industrial Group separately filed testimony in this case, proposing an increase of approximately $11 million and $18 million, respectively.  Furthermore, the intervening parties in the case took differing views on, among other matters, the proposed rate design and the level and price of coal inventory.  A hearing on all matters in the case was held in late August 2010.  Based on the current procedural schedule, an order is likely in the first half of 2011.

Settlement Reached on Administration of Utility Gas Supply

On November 3, a settlement agreement was filed with the IURC providing for ProLiance’s continued provision of gas supply services to the company’s Indiana utilities and Citizens Gas for the period of April 1, 2011, through March 31, 2016.  The settlement has been agreed to by all of the consumer representatives that were parties to the prior settlement.  An order is anticipated by April 1, 2011.

Utility Group Discussion

In the third quarter of 2010, the Utility Group’s earnings were $18.7 million, compared to $8.7 million in 2009, an increase of $10.0 million.  Year to date, 2010 utility earnings were $90.3 million, compared to $71.5 million in 2009, an increase of $18.8 million.  The increases result from increased large customer usage and extreme summer weather that was significantly warmer than normal and the prior year.  Operating costs were also lower in the year to date period.

During the third quarter cooling weather was 29 percent warmer than normal and 63 percent warmer than the prior year.  In the company’s electric territory, management estimates the margin impact of weather to be approximately $5.7 million favorable, or $0.04 per share, in the third quarter of 2010 compared to normal temperatures.  Compared to the prior year quarter, the margin impact is estimated to be $9.9 million, or $0.07 per share.  During the nine months ended September 30, 2010, management estimates the margin impact of weather to be approximately $9.9 million favorable, or $0.07 per share, compared to normal temperatures.  Compared to the prior year to date period, the margin impact is estimated to be $13.1 million, or $0.10 per share.  Management estimates the impact of weather based on an assumption of weather sensitive sales per degree day at current rates.  Amounts here reflect management’s best estimate of weather impacts on margin from the extreme 2010 summer weather.

In addition to the impacts of the extreme weather during the quarter and year to date periods, margin increased as a result of continued improvement in the economy as evidenced by increased large customer sales volumes.

Gas Utility Margin
Gas utility margins were $69.4 million and $321.1 million for the three and nine months ended September 30, 2010.  Following are reconciliations of the changes from 2009:
	Three	Year to
(millions)	Months	Date
2009 Gas Utility Margin	$65.4	$319.3

Impact of Ohio territory straight fixed variable rate design	3.3	2.9
Large customer usage	1.6	3.7
Operating costs directly recovered in margin	(0.7)	(2.7)
All other, mostly lower miscellaneous revenues due to lower gas costs	(0.2)	(2.1)
Total change in Gas Utility Margin	4.0	1.8

2010 Gas Utility Margin	$69.4	$321.1

The rate design approved by the Public Utility Commission of Ohio (PUCO) on January 7, 2009, and initially implemented on February 22, 2009, allowed for the phased movement toward a straight fixed variable rate design, which places substantially all of the fixed cost recovery in the customer service charge.  This rate design mitigates most weather risk as well as the effects of declining usage, similar to the company’s lost margin recovery mechanism in place in the Indiana natural gas service territories and the mechanism in place in Ohio prior to this rate order.  Starting in February 2010, nearly 90 percent of the combined residential and commercial base rate gas margins began being recovered through the customer service charge.  As a result, some margin previously recovered during the peak delivery winter months is more ratably recognized throughout the year.  The impact of this rate design change is increased margin of approximately $3.3 million in the quarter and $2.9 million year to date, or approximately $0.02 per share, compared to the prior year periods.  The year to date impact is the amount expected for the full year period.

Electric Utility Margin
Retail Margin
Electric retail utility margins were $101.9 million and $268.0 million for the three and nine months ended September 30, 2010.  Following are reconciliations of the changes from 2009:

	Three	Year to
(millions)	Months	Date
2009 Retail Electric Margin	$87.3	$238.0

Weather	9.9	13.1
Large customer usage	3.8	10.5
Return on pollution control and other investments	0.7	3.3
Recovery of tracked MISO and pollution control operating costs	1.1	3.1
All other	(0.9)	-
Total increase in Retail Electric Margin	14.6	30.0

2010 Retail Electric Margin	$101.9	$268.0

Margin from Wholesale Activities
For the three and nine months ended September 30, 2010, wholesale margin was $6.8 million and $20.8 million, representing an increase of $1.2 million and $5.5 million, respectively, compared to 2009.

The company earns a return on electric transmission projects constructed by the company in its service territory that meet the criteria of the Midwest Independent System Operator’s (MISO) transmission expansion plans.  Margin associated with these projects, including the reconciliation of recovery mechanisms, and other transmission system operations, totaled $4.2 million and $14.8 million for the three and nine months ended September 30, 2010, respectively, compared to $4.4 million and $11.0 million in both the three and nine months ended September 30, 2009.  During 2010, margin from off-system sales retained by the company has increased $1.4 million in the quarter and $1.7 million year to date compared to the prior year periods.

Other Operating

Other operating expenses were $70.5 million for the three months ended September 30, 2010, and $223.3 million in the nine months ended September 30, 2010.  Following are reconciliations of the changes from 2009:

	Three	Year to
(millions)	Months	Date
2009 Other Operating Expenses	$69.9	$227.9

Operating costs recovered in margin, such as Ohio bad debt cost recovery,
conservation program cost recovery and environmental related cost recovery	0.4	1.8
Power plant outage maintenance costs, largely due to timing	1.0	(3.2)
Indiana uncollectible accounts expense	(2.7)	(3.6)
All other	1.9	0.4
Total Change in Other Operating Expenses	0.6	(4.6)
2010 Other Operating Expenses	$70.5	$223.3

Depreciation & Amortization

For the three and nine months ended September 30, 2010, depreciation expense was $47.2 million and $140.5 million, which represent increases of $1.3 million and $5.7 million compared to 2009.  This increase is reflective of utility capital expenditures placed into service.

Taxes Other Than Income Taxes

For the three and nine months ended September 30, 2010, taxes other than income taxes were $11.2 million and $45.1 million, respectively, which reflect a minor increase in the quarter and a decrease of ($1.1) million year over year.  The year to date decrease is primarily attributable to lower utility receipts, excise, and usage taxes that are directly offset in margin.

Other Income-Net

Other income-net reflects income of $0.9 million and $3.9 million for the three and nine months ended September 30, 2010, compared to $2.1 million and $6.1 million for the same periods in 2009. The higher earnings in 2009 reflect the partial recovery from 2008 market declines associated with investments related to benefit plans.

Interest Expense

For the three and nine months ended September 30, 2010, interest expense was $20.4 million and $61.0 million, which represents a minor increase in the quarter and $2.1 million year over year compared to 2009.  These small increases reflect the impact of long-term financing transactions completed in 2009, offset by lower interest from less debt outstanding overall.

Income Taxes

For the three and nine months ended September 30, 2010, federal and state income taxes were $11.4 million and $54.8 million, which represent increases of $6.1 million and $14.2 million compared to 2009.  The higher taxes are primarily due to increased pretax income.   The year to date increase is also reflective of a lower effective rate in 2009 due to tax adjustments recorded in 2009.

Nonutility Group Discussion

All amounts included in this section are after tax.  Results reported by company are net of allocated corporate expenses.  Results from the Nonutility Group were a loss of ($0.02) per share for the quarter ended September 30, 2010, compared to earnings of $0.04 in the prior year quarter.  The decrease of ($0.06) is all attributable to ProLiance.

Energy Marketing and Services

Energy Marketing and Services is comprised of the company’s gas marketing operations, energy management services, and retail gas supply operations.  Results from Energy Marketing and Services for the quarter ended September 30, 2010, were a loss of ($10.4) million, compared to a loss of ($4.8) million in 2009.  For the nine months ended September 30, 2010, losses were ($9.1) million compared to a loss of ($5.9) million in 2009.  The 2009 year to date results include an ($11.9) million after tax, or ($0.15) per share, charge related to an investment by ProLiance Energy, LLC in Liberty Gas Storage, LLC.

During the third quarter of 2010, ProLiance operated at a loss of approximately ($6.9) million compared to a loss of ($1.8) million in 2009.   During the nine months ended September 30, 2010, ProLiance operated at a loss of approximately ($9.9) million compared to earnings of $2.1 million, excluding the Liberty charge, in 2009.  The ($5.1) million unfavorable change in the quarter and ($12.0) million for the year reflects reduced margins associated with optimizing its transportation and storage portfolio due primarily to a reduction of firm transportation spread values between the production areas and Midwest market area.  The regional basis spread reduction impacting firm transportation values is due to a number of factors.  Those factors include recent warmer than normal weather, shifting gas flows associated with the completion of new shale gas production and related transportation infrastructure, and the continuation of reduced industrial demand.  ProLiance has structured optimization activities to remain flexible to maximize potential opportunities if market conditions improve.  ProLiance’s storage capacity was 46 Bcf at both September 30, 2010, and December 31, 2009.

Vectren Source, the company’s retail gas marketer, incurred a seasonal loss of approximately ($3.5) million in the third quarter of 2010, compared to ($3.0) million in 2009.  Year to date, Vectren Source has earned $0.8 million in 2010 compared to $3.9 million in 2009.  Year to date results were lower than the prior year, as expected, due to higher margins on variable priced contracts in the first quarter of 2009.  During 2009’s first quarter, revenues on variable priced sales contracts fell more slowly than gas costs.  The ($0.5) million decrease in the 2010 third quarter results from lower volumes sold due to the mild September weather.  Vectren Source’s customer count at September 30, 2010, was approximately 204,000 customers, compared to 186,000 customers at September 30, 2009.

Coal Mining

Coal Mining owns mines that produce and sell coal to the company’s utility operations and to third parties through the company’s wholly owned subsidiary, Vectren Fuels, Inc. (Fuels).

Coal Mining results were approximately $2.5 million during the third quarter of 2010, compared to $4.0 million in 2009, a decrease of ($1.5) million compared to 2009.  Year to date, Coal Mining results were earnings of $8.1 million compared to $7.4 million in 2009.  The year to date increase is primarily due to lower contract mining costs, higher revenue per ton, and an increase in tons sold, offset by an increase in interest expense and other costs.  There has been some improvement in the current demand and supply imbalance for Illinois Basin coal during 2010.   Energy demand is returning as evidenced by some spot coal sale opportunities.  Year to date, orders for 525,000 tons of spot coal, with 140,000 tons yet to be delivered in the fourth quarter of 2010, have been received.  Further, there has been some non-weather related improvement in demand for electricity; however, coal inventories remain elevated at customer locations.  Vectren Fuels continues to align its coal production closely with short-term customer needs.  Negotiations for a number of new term supply contracts with other customers are currently progressing.

Energy Infrastructure Services

Energy Infrastructure Services provides underground utility infrastructure construction and repair services through Miller Pipeline Corporation (Miller) and energy performance contracting and renewable energy services through Energy Systems Group (ESG).  Energy Infrastructure Services earned $6.0 million in the third quarter of 2010, compared to $4.6 million in 2009.   Year to date earnings were $6.4 million in 2010 compared to earnings of $7.6 million in 2009.

Miller’s 2010 third quarter earnings were $3.2 million compared to $1.9 million in 2009.  The increase in earnings is due primarily to the completion of a large transmission project.  Year to date, Miller’s earnings contribution of approximately $2.2 million is consistent with earnings in 2009.  Year to date results in 2010 reflect improved third quarter performance, offset by weather conditions that negatively impacted construction activities in the Mid-Atlantic and Northeast throughout much of the first quarter of 2010.  As utilities across the country continue to replace their aging natural gas and wastewater infrastructure and needs for shale gas infrastructure become more prevalent, Miller is positioned for future growth and resulting earnings.

ESG’s 2010 earnings were $2.8 million in the third quarter and were consistent with third quarter earnings in 2009.  ESG earned approximately $4.2 million year to date in 2010, compared to earnings of $5.4 million in 2009.  The lower year to date contribution is primarily reflective of lower earnings from renewable energy projects as year to date results in 2009 reflect the sale of a renewable energy project.  The project developed by ESG as part of its ongoing renewable energy project development strategy was a 3.2 megawatt land fill gas facility located in the company’s electric service territory.  The sale to the company’s electric utility, as a part of the utilities’ strategy to continue to build a renewable energy portfolio, was approved by the IURC.

At September 30, 2010, ESG’s backlog was $64 million, compared to $70 million at December 31, 2009.  The backlog reflects substantial work in the near term and ESG is on track to meet expectations.  The national focus on a comprehensive energy strategy as evidenced by the Energy Independence and Security Act of 2007 and the American Recovery and Reinvestment Act of 2009 continues to create favorable conditions for ESG’s growth and resulting earnings.

Other Businesses

Third quarter results in both 2010 and 2009 include losses from Other nonutility businesses, which include legacy real estate and other investments.  During the nine months ended September 30, 2010, other nonutility businesses operated at a loss of ($7.3) million compared to a loss of ($2.3) million in 2009.  The lower results in 2010 reflect a second quarter ($4.0) million after tax charge related to a decline in the fair value of an energy-related investment originally made in 2004 by Haddington Energy Partners.  The lower results in 2010 also reflect a first quarter 2010 ($2.9) million after tax charge related to the reduction in value of a note receivable recorded in 2002 related to a previously exited business.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on November 10, 2010
Vectren’s financial analyst call will be at 2:00 p.m. (EST), November 10, 2010, at which time management will discuss financial results and 2010 earnings guidance.  To participate in the call, analysts are asked to dial 1-888-818-6237 ten (10) minutes prior to the start time and refer to the "Vectren Corporation 3rd Quarter" conference call.  All interested parties may listen to the live webcast accompanied by a slide presentation at www.vectren.com.  A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the meeting.

About Vectren
Vectren Corporation is an energy holding company headquartered in Evansville, Indiana.  Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio.  Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest, Northeast, and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services. To learn more about Vectren, visit   www.vectren.com.

Forward-Looking Statements
All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management and include such words as “believe,” “anticipate,” ”endeavor,” “estimate,” “expect,” “objective,” “projection,” “forecast,” “goal,” “likely,” and similar expressions intended to identify forward-looking statements.  Vectren cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Vectren’s ability to control or estimate precisely and actual results could differ materially from those contained in this document.

In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.  Catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornados, terrorist acts or other similar occurrences could adversely affect Vectren’s facilities, operations, financial condition and results of operations.  Increased competition in the energy industry, including the effects of industry restructuring and unbundling.  Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases.  Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight.  Economic conditions including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations.  Economic conditions surrounding the recession, which may be more prolonged and more severe than cyclical downturns, including significantly lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; decreases in demand for natural gas, electricity, coal, and other nonutility products and services; impacts on both gas and electric large customers; lower residential and commercial customer counts; higher operating expenses; and further reductions in the value of certain nonutility real estate and other legacy investments.  Increased natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense.  Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks.  Direct or indirect effects on the company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.  The performance of projects undertaken by the company’s nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the company’s coal mining, gas marketing, and energy infrastructure strategies.

Factors affecting coal mining operations including MSHA guidelines and interpretations of those guidelines, as well as additional mine regulations and more frequent and broader inspections that could result from the recent mining incidents at coal mines of other companies; geologic, equipment, and operational risks; the ability to execute and negotiate new sales contracts and resolve contract interpretations; volatile coal market prices and demand;  supplier and contract miner performance; the availability of key equipment, contract miners and commodities; availability of transportation; and the ability to access/replace coal reserves .  Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness.  Legal and regulatory delays and other obstacles associated with mergers, acquisitions and investments in joint ventures.  Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and interpretations of these laws.  Changes in or additions to  federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s 2009 annual report on Form 10-K filed on February 26, 2010.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.